Exhibit 99.1

Acquisition of Xieheng Telecommunications to Make Pypo China’s Largest Mobile Phone Specialty Retailer

BEIJING, Aug. 6 /PRNewswire-Asia-FirstCall/ -- Pypo China Holdings Limited (“Pypo”) (OTC Bulletin Board: MKGD, MKGBB, MKGBW, MKGDW, MGKDU, MKGBU), which operates a nationwide wireless communication products distribution and retail network in China, today announced that it has entered into a definitive agreement to acquire Shanghai Xieheng Telecommunications Equipment Co., Ltd. (“Xieheng”). Xieheng operates over 200 mobile phone retail stores in Shanghai, Chongqing, Guangdong, Shandong, Jiangsu, Zhejiang, Anhui and Hunan provinces in China. After the completion of the acquisition, Pypo will operate a nationwide mobile communication product retail network of nearly 430 retail stores in over 14 provinces and 80 cities in China. The acquisition will significantly increase the size of Pypo’s retail sales establishing it as the largest mobile phone specialty retailer in China in terms of sales volume.

Xieheng is one of the leading mobile phone retailers in China. Xieheng launched its retail business operations in April 2003, and operates a national network of over 200 retail stores with retailing area totaling approximately 90,000m2 covering about 50 cities in 8 provinces as of June 30, 2009. For the year ended December 31, 2008, Xieheng achieved mobile phone sales of approximately US$236.1 million (RMB 1.6 billion).

Under the terms of the agreement, Pypo will acquire 100% of the equity interests in Xieheng, including all interests that Xieheng holds in certain of its controlled entities in China, for approximately US$46.8 million (RMB 320 million) plus the value of the net assets of Xieheng as of July 31, 2009, all in cash. The value of the net assets of Xieheng as of July 31, 2009 is estimated to be no more than US$1.46 million (RMB 10 million) (which number is preliminary and subject to change based on the parties’ final calculations of such amount). Subject to the completion of Xieheng’s internal restructuring and other customary closing conditions, the transaction is expected to close in the fourth quarter of 2009.

The mobile phone market in China has experienced rapid growth in the past several years and is expected to continue this trend due to current lower mobile phone penetration, compared with other Asian regions such as Hong Kong , Singapore, and Taiwan . Government-mandated mobile telecom restructuring is also expected to contribute to industry growth. At the retail level, the market remains highly fragmented throughout the country, presenting Pypo with consolidation opportunities. Pypo is pursuing acquisitions that it believes will allow it to benefit from the combination of market growth and consolidation.

“This decisive move accelerates our strategy of integrating the mobile communication retail market,” said Dongping Fei, chief executive officer of Pypo. “In addition to the strategic benefits of increasing the coverage of our retail network, we believe the consolidation makes it possible for us to broaden our revenue base, increase gross margins and enhance our overall competitiveness. Together with six prior acquisitions since December 2007, Pypo will achieve its objective of establishing China’s largest mobile phone specialty retailer.”

Kuo Zhang, the chairman of Pypo added, “Pypo will capitalize growth opportunities in China’s mobile phone retail sector through strategic acquisitions. The completion of this acquisition will create additional shareholder value through cost structure improvements, management efficiencies and access to new growth opportunities.”

ABOUT PYPO CHINA HOLDINGS LIMITED

Pypo China Holdings Limited (“Pypo”) (OTC Bulletin Board: MKGD, MKGBB, MKGBW, MKGDW, MGKDU, and MKGBU) provides marketing, distribution and related services for manufacturers of wireless communications devices and accessories throughout China. Pypo has built a distribution, marketing and service platform that reaches consumers around China.

SAFE HARBOR AND INFORMATIONAL STATEMENT

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties as a result of a number of factors, some of which may be beyond Pypo’s control. These factors include the risk that the acquisition will not be completed and that anticipated changes to Pypo’s retail network will not be realized or will cost more than anticipated, as well as the other risk factors detailed in Pypo’s filings with the Securities and Exchange Commission. Pypo disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Pypo China Holdings Limited 08/06/2009

/CONTACT:
Jay Tanenbaum, Senior VP of Corporate Communications of Pypo
at +86-10-5832-5832, or jtanenbaum@midkingdom.com;
or
Clement Kwong, Senior VP of Corporate Strategy of Pypo
at clement@longmarchcapital.com, or +86-10-5832-5832/

(MKGD MKGBB MKGBW MKGDW MGKDU MKGBU)